Exhibit 99.3

 Consolidated Balance Sheet

(As of April 20, 2011)

(In thousands of yen)

Accounts	Amount	Accounts	Amount
(Assets)		(Liabilities)
Current Assets	12,582,631	Current Liabilities	11,300,025
Cash and deposits	8,555,508	Trade accounts payable	5,235,457
Trade accounts receivable	97,372	Current portion of long-term borrowings	956,612
Marketable securities	605,169	Other payables	1,939,902
Merchandise	2,208,987	Accrued income taxes	1,333,296
Deferred tax assets	731,743	Allowance for bonuses	973,294
Other current assets	384,002	Allowance for bonuses for officers	21,000
Allowance for doubtful receivables	r152	Allowance for points	212,326
Fixed Assets	27,757,662	Others	628,136
Tangible fixed assets	22,398,425	Long-term Liabilities	3,604,627
Buildings	7,647,766	Long-term debt	1,424,404
Structures	570,384	Deferred tax liabilities	7,434
Vehicles	520	Employee retirement and severance benefits	25,800
Furniture and fixtures	1,229,355	Allowance for retirement benefits for officers	406,210
Land	12,933,355	Asset retirement obligation	514,723
Construction in progress	17,043	Others	1,226,055
Intangibles	608,257	Total Liabilities	14,904,653
Software	479,065	(Net Assets)
Goodwill	119,651	Shareholders’ Equity	25,429,392
Others	9,540	Capital	1,522,900
Investments and Advances	4,750,980	Capital Surplus	2,924,886
Investment Securities	319,824	Retained earnings	20,981,773
Long-term loans	18,200	Treasury stock	r167
Deferred tax assets	485,058	Accumulated Other Comprehensive Income	6,248
Security deposits paid	3,134,055	Unrealized holding gains of available-for-sale securities, etc.	6,248
Others	793,841	Total Net Assets	25,435,641
Total Assets	40,340,294	Total Liabilities and Net Assets	40,340,294

Consolidated Statement of Income

(From April 21, 2010 to April 20, 2011)

(In thousands of yen)

Accounts	Amount
Net Sales		102,582,918
Cost of goods sold		76,265,970
Gross Profit		26,316,948
Selling, general and administrative expenses		22,259,897
Operating Income		4,057,050
Other Income
Interest and dividends received	43,775
Subsidized income	39,630
Remanufacturing commission adjustment	8,570
Rent revenue from employees’ parking	20,142
Other	54,734	166,853
Other Expenses
Interest expense	44,733
Others	8,349	53,083
Recurring Profit		4,170,820
Nonrecurring Profit
Gain from sale of fixed asset	1,032
Gain on sale of investment securities	1,429
Insurance benefit received	33,585
Break-up fee received	5,695
Consolation payment received	18,540	60,282
Nonrecurring Loss
Loss on sale of fixed assets	2,339
Loss on removal of fixed assets	11,909
Loss on sale of investment securities	1,518
Impairment losses	80,382
Loss caused by disasters	196,783
Loss due to adopting accounting standard for asset retirement obligation	226,362
Other	26,094	545,389

Income before Income Taxes		3,685,712
Provision for income taxes: current	2,042,551
Provision for income taxes: deferred	r343,532	1,699,019
Net Income before adjusting noncontrolling interests		1,986,693
Net Income		1,986,693

Consolidated Statement of Equity

(From April 21, 2010 to April 20, 2011)

(In thousands of yen)

	Shareholders’ Equity
	Capital	Capital surplus	Retained earnings	Treasury stock	Total Shareholders’ Equity
Balance as of April 20, 2010	1,522,900	2,924,886	19,313,315	r21	23,761,080
Changes in the period
Dividend from retained earnings	-	-	r318,235	-	r318,235
Purchase of common stock	-	-	-	r146	r146
Net Income	-	-	1,986,693	-	1,986,693
Net changes of item other than shareholders’ equity	-	-	-	-	-
Total Changes in the period	-	-	1,668,458	r146	1,668,311
Balance as of April 20, 2011	1,522,900	2,924,886	20,981,773	r167	25,429,392

(In thousands of yen)

	Accumulated Other Comprehensive Income
	Unrealized holding gains (losses) of available-for-sale securities	Total Accumulated Other Comprehensive Income	Total Net Assets
Balance as of April 20, 2010	12,511	12,511	23,773,591
Changes in the period
Dividend from retained earnings	-	-	r318,235
Purchase of common stock	-	-	r146
Net Income	-	-	1,986,693
Net changes of item other than shareholders’ equity	r6,262	r6,262	r6,262
Total Changes in the period	r6,262	r6,262	1,662,049
Balance as of April 20, 2011	6,248	6,248	25,435,641

Notes to Consolidated Financial Statements

(Notes on the Basis of Presentation of Consolidated Financial Statements)

1.	Principles of consolidation
(1)	Number of consolidated subsidiaries and the names of major consolidated subsidiaries
The number of consolidated subsidiaries:  Three companies
The names of consolidated subsidiaries:  Drug U Co., Ltd.; Daihyaku Estate Co., Ltd.; Universe Kosan Co., Ltd.
(2)	Non-consolidated subsidiaries:
Not applicable

2.	Application of the equity method
(1)	The number of non-consolidated subsidiaries or associated companies under the equity method and the names of major companies:
Not applicable
(2)	The names of non-consolidated subsidiaries or associated companies the equity method is not used:
Not applicable

3.	Fiscal year of consolidated subsidiaries
The balance sheet date of consolidated subsidiaries is the same as the consolidated closing date.

4.	Summary of significant accounting policies
(1)	Standards and methods for valuation of assets
(1)  Marketable securities
Other marketable securities

Items with a market value:  market valuation method based on year-end closing market price, etc. (The difference, net of tax, between acquisition cost and carrying market value of other securities is reported as separate component of shareholders’ equity.  The cost of other securities sold is computated based on the moving average method.)

Items with no market value:  valuation at cost, with cost determined by the moving average method.
(2)  Inventories
Merchandise

Mainly by cost method by the sales price refund method (The carrying amount on the balance sheet is based on the method of lowering carrying amount due to decline in profitability.)

Supplies
Last purchase price method

(2)	Method of depreciation and amortization of fixed assets
(1)  Tangible fixed assets
Fixed-rate method
However, a straight-line method is used for buildings acquired after April 1, 1998 (excluding equipments attached to those buildings.)

Major useful lives are as follows:
Buildings             2~40 years
Structures            2~40 years
Vehicles                4~7 years
Furniture and fixtures               2~20 years

For those acquired before March 31, 2007, the equal depreciation method for five years is used starting the following year after the maximum depreciation is completed.
(2)  Intangible fixed assets
Straight-line method
However, for those software used in-house, the straight-line method for five years is used based on the availability period.
(3)  Long-term advance paid
Straight-line method
However, the straight-line method is used based on the property lease period for a foregift paid in time of a land lease.

(3)	Accounting for allowances
(1)  Allowance for doubtful receivables
An allowance for doubtful receivables is provided at an amount calculated based on historical experience, while specific allowances for doubtful receivables are provided for the estimated amounts considered to be uncollectible after reviewing individual collectability.
(2)  Allowance for bonuses
An allowance for bonuses is provided at an amount calculated based on estimated bonus payments.

(3)   Allowance for bonuses for officers
An allowance for bonuses paid to officers is provided at an amount calculated based on estimated bonus payments.
(4)  Allowance for points
An allowance for expenses arising from point usage given by the point card system is provided at an amount calculated for estimated point usage near the future.
(5)  Accrual for employee retirement and severance benefits
Liabilities incurred for the provision of employee retirement and severance benefits are stated based on the projected benefit obligation and pension fund assets at the year-end.  Unrecognized actuarial gains or losses are charged to income in full as incurred.
(6)  Accrual for retirement benefit for officers
All allowance for retirement benefits paid to officers is recorded based on the Company’s standard.

(4)	Other significant items related to the preparation of consolidated financial statements
(1)  Basis of hedge accounting
Basis of hedge accounting
Fair-value hedge accounting is used for other marketable securities.
For interest rate swap transactions that meet requirements for special cases, special case treatment is applied.

Hedging instruments and hedged items
Hedging instruments——margin transactions; interest rate swaps
Hedged items——Other marketable securities; interest expenses from long-term debts that are influenced by interest rate fluctuations

Hedging policy
Margin transactions are conducted based on the risk management policy with regard to hedging transactions, which is an internal regulation.
Also, interest swaps are utilized in order to avoid interest fluctuation risks on borrowings.

Method to evaluate efficiency of hedging
With regard to margin transactions, since the objects of hedging and the securities to be hedged in such margin transactions are the same, it is expected to completely offset the stock market fluctuations, efficiency evaluation is omitted.
With regard to interest rate swaps, since it relies on special processing, efficiency evaluation is omitted.

(2)  Methods for amortizing goodwill and amortization period
With regard to amortizing goodwill, since such effective periods are estimated in a rational manner, it is equally amortized over the applicable period.  However, if an amount is small, goodwill is amortized in full as incurred.
(3)  Accounting for consumption tax
Consumption tax and local consumption tax are excluded from all items in the statements of income.

5.	Changes in significant items related to the preparation of consolidated financial statements
(1)	Changes in accounting principles and procedures
(Accounting standard for asset retirement obligation)
Effective from the fiscal year under review, the Group adopted the Accounting Standard for Asset Retirement Obligations (ASBJ Statement No. 18 issued on March 31, 2008) and the Guidance on Accounting Standard for Asset Retirement Obligations (ASBJ Guidance No.21 issued on March 31, 2008.)
Operating income and recurring profit decreased by ¥21,526 thousand, and Income before taxes also decreased by¥247,888 thousand as a result of applying the aforementioned standard.
Change of the asset retirement obligations was¥503,783 thousand due to the application of this standard.

(2)	Changes in disclosure
(Consolidated Statement of Income)
   (1) The “loss caused by disasters” which was included in “others” for the previous year was separately shown because the total amount exceeded10/100 of the total nonrecurring loss.
Also, the “loss caused by disasters” amounted to ¥1,802 thousand for the previous year.
   (2)  Based on the Accounting Standard for Consolidated Financial Statements (ASBJ No. 22 issued on December 26, 2008), we applied “Ordinance for Enforcement of the Compliance Act; Ministerial Order to Amend Part of Corporate Computation Rules” (Ministerial Order by the Ministry of Justice; No. 7.)  As a result, “Net income before adjusting noncontrolling interests” is shown, effective from the fiscal year under review.

(Notes on the Consolidated Balance Sheets)

1.	Accumulated depreciation of tangible fixed asset	¥12,106,784 thousand
2.	Assets pledged as collateral and significant liabilities with collateral were as follows:
(1)	Assets pledged as collateral Cash and deposits (CDs) Buildings and structures Land	¥33,027 thousand ¥2,642,172 thousand ¥7,957,672 thousand
	Total	¥10,632,872 thousand
(2)	Significant liabilities with collateral Current portion of long-term debt Current liabilities and others(deposits payable) Long-term debt	¥794,504 thousand ¥23,149 thousand ¥1,145,687 thousand
	Total	¥1,963,340 thousand

(Notes on the Consolidated Statement of Equity)

1.	Types and total numbers of shares issued; and types and numbers of treasury stock

	Number of shares at the end of the previous year	Number of shares increased during this year	Number of shares decreased during this year	Number of shares at the end of this year
Shares issued
Common stock	10,607,920	-		10,607,920
Total	10,607,920		-	10,607,920
Treasury stock
Common stock	20	117		137
Total	20	117		137

(Notes) The number of common shares of the treasury stock increased by 117, because we purchased odd-lot shares.

2.	Items related to dividends
(1)	Dividend payments

Resolution	Type of share	Total dividend amount (thousands of yen)	Dividend Per share (yen)	Record date	Effective date
Ordinary General meeting of shareholders on July 15, 2010	Common stock	159,118	15.00	April 20, 2010	July 16, 2010
Board of directors’ meeting on November 22, 2010	Common stock	159,116	15.00	October 20, 2010	December 24, 2010

(2)	Dividends for record dates during the year under review with effective dates in the following fiscal year.

Resolution	Type of share	Total dividend amount (thousands of yen	Resource	Dividend per share dividend (yen)	Record date	Effective date
Ordinary General meeting of shareholders on July 14, 2011	Common stock	243,979	Retained earnings	23.00	April 20, 2011	July 15, 2011

(Notes concerning Financial Instruments)
1.	Conditions of financial instruments
(1)	Policies
Our group procures our financing needs mainly from banks, according to our capital expenditure plan in order to conduct mainly a supermarket business.
We invest temporary surplus funds in safe financial assets, and finance our short-term working capital by means of overdraft.
Also, we utilize derivatives to avoid risks as described later, and it is our policy that we should not conduct speculative transactions.
(2)	Description and risks
(1)  Assets

Cash and deposits are all in yen-denominated, and deposits are mostly demand deposits.  Trade accounts receivable should be all recovered within a year, and are faced with our customers’ credit risk.  Marketable securities and investment securities are mostly shares of our counterparties and faced with market volatility risk.  However, some of them are hedged, using derivative transactions (by short sales of stock futures.)
Long-term loans are to our counterparties, and faced with their credit risk.  Security deposits paid are for our store buildings and store lands, and faced with payees’ credit risk.
(2)  Liabilities
Trade accounts payable and other payables are all payable within a year.  Accrued income taxes are related to taxable income for this year, and are all payable within a year.
Long-term debts are borrowings from financial institutions, and some of them are financed with variable interest rates, and therefore faced with interest rate fluctuation risks.  However, we hedge such risks using derivatives (interest rate swap transactions.)
(3)	Risk management system
(1)  Credit risk (risk with counterparties’ default of contract) management
With regard trade accounts receivable, we follow our accounting manual and store operation manual.  We also deploy credit managers in the sales division who, together with salespersons and appropriate managers in our finance division, should manage payment dates and balances for each client, and if necessary, should conduct research clients’ credit conditions.
With regard to nonmarketable securities and investment securities, we grasp the financial conditions of the issuers (our counterparties) regularly.
With regard to long-term loans and security deposits paid, appropriate divisions monitor our counterparties’ information regularly, and manage payment dates and balances for each of counterparties.
(2)  Market risk (fluctuation risk in the foreign exchange and interest rates) management
With regard to marketable securities and investment securities, we regularly check the market prices and financial conditions of the issuers (our counterparties.)  Also, we hedge for some of securities for investment, using margin transactions, in order to hedge stock price decline risk, according to our risk management policy regarding to hedge transactions.
In addition, to mitigate the fluctuation risk of interest rates on our long-term liabilities, we utilize interest swap transactions.
(3)  Liquidity risk surrounding financing (risk associated with inability to pay at the payment date) management

Based on reports from each division, our finance department makes and updates financing plan in a timely manner.  Also, we manage liquidity risk by maintaining our liquidity in hand.

(4)	Supplemental explanation regarding fair value
Fair value of financial instruments is based on market prices as well as prices rationally calculated, if there is no market price available.  In calculating such prices, because variable factors are involved, by adopting different preconditions, such prices may vary accordingly.

(5)	Concentration of credit risk
Not applicable.

2.	Fair value of financial instruments

The carrying amounts, the fair values and the differences as of April 20, 2011 are shown below.  If it was too difficult to obtain current prices, they are not included in the following table.  (Please refer to (Note 2.))

(In thousands of yen)

	Carrying amounts	Fair values	Differences
(1) Cash and deposits	8,555,508	8,555,508	-
(2) Trade accounts receivable	97,372	97,372	-
(3) Marketable securities and investment securities	870,636	870,636	-
(4) Long-term loans	18,200	18,665	465
(5) Security deposit paid	3,134,055	1,862,459	r1,271,596
Total Asset	12,675,773	11,404,642	r1,271,130
(1) Trade accounts payable	5,235,457	5,235,457	-
(2) Other payables	1,939,902	1,939,902	-
(3) Accrued income tax	1,333,296	1,333,296	-
(4) Long-term debt	2,381,016	2,376,383	r4,632
Total Liabilities	10,889,672	10,885,040	r4,632

(Note 1)  Matters regarding methods of calculating fair values of financial instruments, marketable securities and derivatives.

Assets

(1)	Cash and deposits
We use corresponding book values because these are all short-term-oriented, and fair values are close to the book value.
(2)	Trade accounts receivable
We use corresponding book values because these are all short-term-oriented, and fair values are close to the book value.
(3)	Marketable securities and investment securities
We use prices obtained from the stock exchanges for marketable stock shares, and use prices obtained from the exchanges or correspondent financial institutions.
(1)  Other marketable securities
The selling price for other marketable securities during this year was ¥66,112 thousand, the total profit from selling was ¥92 thousand, and the total loss from selling was ¥1,518 thousand.

(In thousands of yen)
		Amount on the
		consolidated	Acquisition
	Type	balance sheet	cost	Difference
The amounts shown on the balance sheet exceed the acquisition costs	Stock	29,855	10,406	19,448

	Bond	301,916	301,218	697

	Others	369,867	369,811	56
	Sub Total	701,638	681,436	20,202
The amounts shown on the balance sheet do not exceed the acquisition costs	Stock	15,639	23,066	r7,427

	Bond	80,042	80,059	r17

	Others	73,316	75,075	r1,759
	Sub Total	168,997	178,202	r9,204
Total		870,636	859,638	10,997

*The “acquisition costs” in the table above are book values after impairment losses.

(4)	Long-term loans (including the loans that collections are expected within a year.)

These long-term loans are the present value of future cash flows using appropriate current discount rate such as a Japanese Government Bond yield plus credit spread.
(5)	Security deposit paid
The security deposit is the present value of future cash flows using appropriate current discount rate such as a Japanese Government Bond yield plus credit spread.

Liabilities

(1)	Trade accounts payable
These are all to be settled within a short period of time, and therefore the fair value should be close to the book value, shown as the appropriate book value.
(2)	Other payables
These are all to be settled within a short period of time, and therefore the fair value should be close to the book value, shown as the appropriate book value.
(3)	Accrued income tax payable
These are all to be settled within a short period of time, and therefore the current value should be close to the book value, shown as the appropriate book value.
(4)	Long-term debt (including the debt expected to be paid within a year)
Shown as the present value of the amount with interest added, discounted by the estimated interest rate as if a new similar fund is borrowed.

(Note 2)  Financial instruments recognized as very difficult to obtain the fair value

(In thousands of yen)
Classification	Amount shown on the consolidated balance sheet
Unlisted stock shares	54,357

Since these market prices are not quoted, and therefore considered as very difficult to obtain the current market prices, they are not included in the (3) Marketable securities and investment securities.

(Note 3)  Monetary claims with maturity dates and estimated redemption amounts of marketable securities after this year-end

(In thousands of yen)

	Up to a year	Over one year to five years	Over five years to ten years	Over ten years
Cash and deposits	8,014,884	-	-	-

Trade accounts receivable	97,372	-	-	-

Marketable securities and investment securities	603,253	80,000	-	-

Long-term loans	2,400	9,600	6,200	-

Total	8,717,910	89,600	6,200	-

(Note 4)  Estimated repayment amounts of long-term debts after this year-end
(In thousands of yen)
	Up to a year	Over one yearto two years	Over two years to three years	Over three years to four years	Over four yearsto five years	Over five years
Long-term debt	956,612	451,405	296,912	298,469	270,512	107,106

(Notes to Per Share Data)

1.Shareholders’ equity per share

2.Net income per share
Calculated based on the following:

Net income
Net income attributable to common stock
Amounts not attributable to common shareholders
Average number of shares during the period
¥2,397.83 ¥187.29 ¥1,986,693 thousand ¥1,986,693 thousand -thousand 10,607 thousand shares

(Notes concerning Important Subsequent Events)
Not applicable.

(Other)
The amounts on the consolidated balance sheet, the consolidated statement of income, the consolidated statement of equity and the notes to consolidated financial statements are shown as rounded-down numbers of the value less than thousands.

Balance Sheets

(As of April 20, 2011)
(In thousands of yen)

Accounts	Amount	Accounts	Amount
(Assets)		(Liabilities)
Current Assets	12,138,215	Current Liabilities	11,212,209
Cash and deposits	8,242,411	Trade accounts payable	5,181,699
Trade accounts receivable	96,610	Current portion of long-term borrowings	956,612
Marketable securities	605,169	Other payables	1,928,430
Merchandise	2,050,948	Accrued income taxes	1,310,975
Supplies	29,358	Accrued consumption taxes	261,435
Prepaid expenses	96,015	Advance received	169,620
Deferred income taxes	727,989	Deposits payable	201,015
Others	289,864	Allowance for bonuses	965,710
Allowance for doubtful receivables	r152	Allowance for bonuses for officers	21,000
Fixed Assets	27,335,950	Allowance for points	212,326
Tangible fixed asset	21,315,174	Others	3,384
Buildings	7,646,661	Long-term Liabilities	3,619,982
Structures	570,344	Long-term debt	1,424,404
Vehicles	520	Employee retirement and severance benefits	25,800
Furniture and fixtures	1,229,045	Allowance for retirement benefits for officers	406,210
Land	11,851,558	Security deposit received	1,248,845
Construction in progress	17,043	Asset retirement obligation	514,723
Intangibles	608,257	Total Liabilities	14,832,192
Software	479,065	(Net Assets)
Goodwill	119,651	Shareholders’ Equity	24,645,828
Others	9,540	Capital	1,522,900
Investments and Advances	5,412,519	Capital Surplus	2,734,333
Investment Securities	283,175	Legal capital surplus	2,734,333
Affiliated company shares	486,291	Retained earnings	20,388,763
Investment in affiliates	2,421	Legal reserve of retained	25,078
Long-term loan	18,200	Other reserve of retained	20,363,685
Long-term loan to affiliates	200,330	Compressed entry-reserve fund	152,473
Long-term prepaid expenses	597,934	Other reserve fund	18,136,000
Deferred tax assets	467,663	Retained earnings brought forward	2,075,211
Security deposits paid	3,252,427	Treasury stock	r167
Others	193,436	Valuation and translation adjustments	r3,855
Allowance for doubtful receivables	r89,360	Other marketable securities valuation difference	r3,855
		Total Net Assets	24,641,973
Total Assets	39,474,166	Total Liabilities and Net Assets	39,474,166

Statement of Income

(From April 21, 2010 to April 20, 2011)
(In thousands of yen)

Item	Amount
Net Sales
Net sales	101,026,391
Other operating income	978,881	102,005,272
Cost of goods sold		75,846,815
Gross Profit		26,158,456
Selling, general and administrative expenses		22,195,682
Operating Income		3,962,773
Other Income
Interest and dividends received	66,172
Subsidized income	39,630
Remanufacturing commission adjustment	8,570
Rent revenue from employees’ parking	20,115
Others	56,310	190,798
Other Expenses
Interest expense	44,690
Others	8,338	53,028
Recurring Profit		4,100,543
Nonrecurring Profit
Gain on sale of fixed assets	1,032
Insurance benefit received	33,585
Break-up fee received	5,695
Consolation payment received	18,540
Others	1,429	60,282
Nonrecurring Loss
Loss on sale of fixed assets	2,339
Loss on removal of fixed assets	11,803
Impairment losses	80,238
Loss caused by disasters	196,783
Loss due to adopting accounting standard for	226,362
asset retirement obligation
Others	27,613	545,140
Income before Income Taxes		3,615,685
Provision for income taxes: current	2,006,108
Provision for income taxes: deferred	r344,439	1,661,669
Net Income		1,954,016

Statementof Equity

(From April 21, 2010 to April 20, 2011)

(In thousands of yen)

	Shareholders’ Equity
	Capital	Capital surplus	Retained earnings
				Other reserve of retained
		Legal capital surplus	Legal reserve of retained	Compressed entry- reserve fund	Other reserve fund	Retained earnings brought forward
Balance as of April 20, 2010	1,522,900	2,734,333	25,078	159,180	16,536,000	2,032,723
Changes in the period
Reversal of compressed entry-reserve fund	-	-	-	r6,707		6,707
Funding to other reserve fund	-	-	-	-	1,600,000	r1,600,000
Dividends from surplus	-	-	-	-	-	r318,235
Net income						1,954,016
Purchase of common stock	-	-	-	-	-	-
Net changes of item other than shareholders’ equity	-	-	-	-	-	-
Total changes in the period	-	-	-	r6,707	1,600,000	42,488
Balance as of April 20, 2011	1,522,900	2,734,333	25,078	152,473	18,136,000	2,075,211

(In thousands of yen)

	Shareholders’ Equity		Valuation Difference
	Treasury Stock	Total Shareholders’ Equity	Other Marketable Securities Valuation Difference	Total Net Assets
Balance as of April 20, 2010	r21	23,010,194	r537	23,009,657
Changes in the period
Reversal of compressed entry-reserve fund	-	-	-	-
Funding to other reserve fund	-	-	-	-
Dividends from surplus	-	r318,235	-	r318,235
Net income	-	1,954,016	-	1,954,016
Purchase of common stock	r146	r146		r146
Net changes of item other than shareholders’ equity	-	-	r3,317	r3,317
Total changes in the period	r146	1,635,634	r3,317	1,632,316
Balance as of April 20, 2011	r167	24,645,828	r3,855	24,641,973

Individual Notes

(Notes on Significant Accounting Policies)
1.	Standards and methods for marketable securities
(1)	Shares of subsidiaries and associated companies
Cost method using the moving-average method
(2)	Other marketable securities
Items with a market value:  market valuation method based on year-end closing market price, etc.  (The difference, net of tax, between acquisition cost and carrying market value of other securities is reported as separate component of shareholders’ equity.  The cost of other securities sold is computated based on the moving average method.)

Items with no market value:  valuation at cost, with cost determined by the moving average method.

2.	Inventories
(1)	Merchandise
(1)   Store inventory merchandise for the bakery department and prepared-food department (and all departments at Big House stores) and inventory merchandiseat distribution centers for fresh-goods department
The cost method using the last purchase method
(2)   Store inventory merchandise except for the bakery department and prepared-food department (excluding Big House stores)
Mainly by cost method by the sales price refund method
 (The carrying amount on the balance sheet is based on the method of lowering carrying amount due to decline in profitability.)
(3)  Inventory merchandise at distribution centers for other departments than the fresh good departments
Cost method using the moving-average method
(2)	Supplies
Cost method using the last purchase price method

3.	Method of depreciation and amortization of fixed assets
(1)	Tangible fixed assets
Fixed-rate method
However, a straight-line method is used for buildings (excluding equipments attached to those buildings) acquired after April 1, 1998.

Major useful lives are as follows:
Buildings        2~40 years
Structure         2~40 years
Vehicles           4~7 years
Furniture and fixtures              2~20 years

For those acquired before March 31, 2007, the equal depreciation method for five years is used starting the following year after the maximum depreciation is completed.

(2)	Intangible fixed assets
Straight-line method
However, for those software used in-house, the straight-line method for five years is used based on the availability period.
(3)	Long-term advance paid
Straight-line method
However, the straight-line method is used based on property lease period for a foregift paid in time of a land lease.

4.	Accounting for allowances
(1)	Allowance for doubtful receivables
An allowance for doubtful receivables is provided at an amount calculated based on historical experience, while specific allowances for doubtful receivables are provided for the estimated amounts considered to be uncollectible after reviewing individual collectability.
(2)	Allowance for bonuses
An allowance for bonuses paid to employees is provided at an amount calculated based on estimated bonus payments.
(3)	Allowance for bonuses for officers
An allowance for bonuses paid to officers is provided at an amount calculated based on estimated bonus payments.
(4)	Allowance for points
An allowance for expenses arising from point usage given by the point card system is provided at an amount calculated for estimated point usage near the future.
(5)	Accrual for employee retirement and severance benefits
Liabilities incurred for the provision of employee retirement and severance benefits are stated based on the projected benefit obligation and pension fund assets at the year-end.  Unrecognized actuarial gains or losses are charged to income in full as incurred.
(6)	Accrual for retirement benefits for officers

(7)	All allowance for retirement benefits paid to officers is recorded based on the Company’s standard.

5.	Other significant items related to the preparation of financial statements
(1)	Basis of hedge accounting
(1)  Basis of hedge accounting
Fair-value hedge accounting is used for other marketable securities.
For interest rate swap transactions that meet requirements for special cases, special case treatment is applied.
(2)  Hedging instruments and hedged items
Hedging instruments——margin transactions; interest rate swaps
Hedged items——Other marketable securities; interest expenses from long-term debt that are influenced by interest rate fluctuations
(3)  Hedging policy
Margin transactions are conducted, based on the risk management policy with regard to hedging transactions, which is an internal regulation,
Also, interest swaps are utilized in order to avoid interest fluctuation risks on borrowings.
(4)  Method to evaluate efficiency of hedging
With regard to margin transactions, since the objects of hedging and the securities to be hedged in such margin transactions are the same, it is expected to completely offset the stock market fluctuations, efficiency evaluation is omitted.
With regard to interest rate swaps, since it relies on special processing, efficiency evaluation is omitted.
(2)	Account for consumption taxes
Consumption tax and local consumption tax are excluded from all items in the statement of income.

6.	Changes in accounting policies
(1)	Accounting principles
(Accounting standard for asset retirement obligation)
Effective from the fiscal year under review, the Group adopted the Accounting Standard for Asset Retirement Obligations (ASBJ Statement No. 18 issued on March 31, 2008) and the Guidance on Accounting Standard for Asset Retirement Obligations (ASBJ Guidance No.21 issued on March 31, 2008.)
Operating income and recurring profit decreased by ¥21,526 thousand, and Income before taxes also decreased by ¥247,888 thousand as a result of applying the aforementioned standard.

Change of the asset retirement obligations was ¥503,783 thousand due to the application of this standard.
(2)	Changes in disclosure
(Statement of Income)
(1)  The “rent revenue from employees’ parking” which was included in the “others” was separately shown because the total amount exceeded 10/100 of the other income for this year.
Also, the “rent revenue from employees’ parking” amounted to ¥18,679 thousand during the previous year.
(2)  The “loss caused by disasters” which was included in “others” for the previous year was separately shown because the total amount exceeded10/100 of the total non-recurring loss.
Also, the “loss caused by disasters” amounted to ¥1,802 thousand for the previous year.

(Notes on Balance Sheet)

1. Accumulated depreciation of tangible fixed assets	¥12,093,290 thousand

2.Assets pledged as collateral and significant liabilities
(1) Assets pledged as collateral
Cash and deposits (CDs)	¥33,027 thousand
Buildings	¥2,642,172 thousand
Land	¥7,347,543 thousand
Total	¥10,022,743 thousand
Other assets that we have receive as collaterals from affiliated companies
Land	¥578,213 thousand

(2) Corresponding liabilities
Current portion of long-term debt	¥794,504 thousand
Security deposits received	¥23,149 thousand
Long-term debt	¥1,145,687 thousand
Total	¥1,963,340 thousand

3. Monetary claims to affiliated companies
Short-term monetary claims	¥5,558 thousand
Long-term monetary claims	¥119,529 thousand

4. Monetary liabilities to affiliated companies
Short-term monetary liabilities	¥11,162 thousand
Long-term monetary liabilities	¥22,790 thousand

(Notes for the Statement of Income)
Total amount of transactions with affiliated companies:
Total amount of business transactions	¥117,537 thousand
Total amount of transactions other than business	¥26,930 thousand

(Notes on the Statement of Equity)
Types and numbers of treasury stock
	Number of shares at the end of the previous year	Number of shares increase during this year	Number of shares decreased during this year	Number of shares at the end of this year
Treasury stock
Common stock	20	117	-	137
Total	20	117	-	137
(Notes)  The number of common shares of the treasury stock increased by 117, because we purchased odd-lot shares.

(Notes on Tax Effect Accounting)

Major reasons for deferred tax assets and deferred tax liabilities

(Deferred tax assets)
Allowance for bonuses	¥390,436 thousand
Asset retirement obligation	¥208,102 thousand
Allowance for retirement benefit for officers	¥164,230 thousand
Fixed asset retirement loss	¥121,969 thousand
Impairment loss	¥117,246 thousand
Amortization of land lease rights	¥107,447 thousand
Business taxes payable	¥93,200 thousand
Allowance for points	¥85,843 thousand
Accrued social insurance premiums	¥66,861 thousand
Gift certificate received in advance	¥51,157 thousand
Others	¥127,660 thousand
Total deferred tax assets	¥1,534,156 thousand

(Deferred tax liabilities)
Asset retirement expenses	r¥107,881 thousand
Compressed entry reserve fund	r¥103,483 thousand
Prepaid pension expenses	r¥58,597 thousand
Others	r¥68,540 thousand
Total deferred tax liabilities	r¥338,502 thousand
Net deferred tax assets	¥1,195,653 thousand

(Notes on Fixed Assets on Leases)
Non-ownership-transfer finance and leasing transactions before the start of the first year in using accounting standards for leasing transactions
(Borrower side)
1.	Acquisition equivalent price, accumulated amortization for equivalent amount and balance of equivalent amount on the year end for leased properties
	Acquisition equivalent amount (thousands of yen)	Accumulated amortization on equivalent amount (thousands of yen)	Balance of equivalent amount on the year end (thousands of yen)
Furniture and fixtures	4,637	4,637	-
Total	4,637	4,637	-

2.	Balance of equivalent amount of non-deferred or accrued leasing fees on the year end —

3.	Leasing fees paid, amortization for equivalent amount and interest payment on equivalent amount
Lease fees paid	¥730 thousand
Amortization on equivalent amount	¥695 thousand
Interest payment on equivalent amount	¥34 thousand

4.	Calculation method for amortization on equivalent amount
We use the straight-line method, taking the lease period as durable years and the residual value as 0.

5.	Calculation method for interest payment on equivalent amount
We take the difference between the total lease expenses and the lease property acquisition equivalent amount as an interest payment on equivalent amount, and we utilize the interest method for allocating to each accounting period.

(Notes for Related-Party Ttransactions)

Subsidiaries and affiliated companies
Attribute	Company name	Address	Capital or investment (thousands of yen)	Business description or occupation	Ownership % of voting rights
Subsidiary	Daihyaku Estate Co., Ltd.	Hachinohe City, Aomori	220,000	Leasing of real estate	100% direct ownership

Relationship			Amount
Concurrent officers	Business relationship	Transaction	(thousands yen)	Subject	Balance on the year end
1 person	Leasing of store land	Offering real estate collaterals for our bank loans (Note 1)	1,565,646	-	-

Transaction conditions and decision-making policies for transaction conditions, etc.:
(Notes)

1.  The subsidiary has offered the collateral (land) for our bank loans.  The asset is taken as a fixed collateral.  We did not pay guarantees in conjunction with this transaction.

2.   This transaction amount does not include consumption taxes.

(Notes to Per Share Data)

1.Per share shareholders’ equity	¥2,323.01

2.Net income per share	¥184.21
Calculated based on the following:
Net income	¥1,954,016 thousand
Net income attributable to common stock	¥1,954,016 thousand
Amount not attributable to common shareholders	-thousand
Average number of shares during the period	10,607 thousand shares

(Notes concerning Important Subsequent Events)

Not applicable

(Other)

The amounts on the balance sheet, the statement of income, the statement of equity and the individual notes are shown as rounded-down numbers of the value less than thousands.

Copy of Report of Accounting Auditors Concerning Consolidated Financial Statements

Independent Auditors’ Report

June 1, 2011
To the Board of Directors of Universe Co., Ltd.

Ernst & Young ShinNihon LLC
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant, Seiji Hoshino (seal)
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant, Katsuya Ishida (seal)

We have audited the consolidated statutory report, comprising the consolidated balance sheet, the consolidated statement of income, the consolidated statement of equity, and the related notes of Universe Co., Ltd. as of April 20, 2011 and for the year from April 21, 2010 to April 20, 2011, in accordance with the Companies Act,Article No. 444; paragraph 4.  The consolidated statutory report is the responsibility of the Company’s management.   Our responsibility is to express an opinion on the consolidated statutory report based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Japan.  Those audit standards require us to obtain reasonable assurance about whether the consolidated statutory report is free of material misstatement.  An audit is performed on a test basis,and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated statutory report.  We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated statutory report referred to above presents fairly, in all material respects, the financial position and the results of operations of Universe Co., Ltd. and its consolidated subsidiaries for the period, for which the consolidated statutory report was prepared, in conformity with accounting principles generally accepted in Japan.

Additional Information:

As described in the changes in significant items related to the preparation of consolidated financial statements, the Company adopted the Accounting Standard for Asset Retirement Obligation effective from the fiscal year.

Our firm and engagement partners have no interest in the company which should be disclosed pursuant to the provision of the Certified Public Accountants Law of Japan.

End

Copy of Report of Accounting Auditors

Independent Auditors’ Report

June 1, 2011
To the Board of Directors of Universe Co., Ltd.

Ernst & Young ShinNihon LLC
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant, Seiji Hoshino (seal)
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant, Katsuya Ishida (seal)

     We have audited the statutory report, comprising the balance sheet, the statement of income, the statement of equity, the related notes and its supporting schedules of Universe Co., Ltd. as of April 20, 2011 and for the 44th business year from April 21, 2010 to April 20, 2011, in accordance with the Companies Act, Article No. 436,paragraph 2, item 1.   The statutory report and supporting schedules are the responsibility of the Company’s management.   Our responsibility is to express an opinion on the statutory report and supporting schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Japan.  Those auditing standards require us to obtain reasonable assurance about whether the statutory report and supporting schedulesare free of material misstatement.  An audit is performed on a test basis, assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the statutory report and supporting schedules.  We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statutory report and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operation of the Company for the period, for which the statutory report and supporting schedules were prepared, in conformity with accounting principles generally accepted in Japan.

Additional Information:

As described in the changes in significant items related to the preparation of consolidated financial statements, the Company adopted the Accounting Standard for Asset Retirement Obligation effective from the fiscal year.

     Our firm and engagement partners have no interest in the company which should be disclosed pursuant to the provision of the Certified Public Accountants Law of Japan.

End

Copy of Report of the Board of Corporate Auditors

Audit Report

     The Board of Corporate Auditors, having received a report from each corporate auditor on the method and results of his audit on the performance of duties of Directors during the 44th fiscal period from April 21, 2010 to April 20, 2011, and, as a result of discussion, does hereby report the results of audit as follows:

1.  Methods and details of audit conducted by corporate auditors and the Board of Corporate Auditors
     The Board of Corporate Auditors sets up the audit policy and assignment of duties.  Each corporate auditor reports to the Board of Corporate Auditors.  In addition, Directors and independent auditors report to the Board of Corporate Auditors regarding execution of their duties.  The Board of Corporate Auditors requested their explanation as necessary.
     Each corporate auditor followed the audit policy and assignment of duties, in accordance with the corporate auditor s’ rules that the Board of Corporate Auditors has adopted.  Each corporate auditor communicated with Directors, the workers at the internal audit office and other employees, collected information and tried to improve an audit environment.  Each corporate auditor attended the Board of Directors’ meetings and other important meetings to hear the presentation by the Directors and employees about their execution of duties, asked questions if necessary, read important documents, and researched the operations and properties at the Headquarters and major business facilities.  In addition, each corporate auditor received reports from Directors and employees regarding the system which should ensure execution of Directors’ duties as described in the business report in order to abide by the laws and the Articles of Incorporation.  Each corporate auditor also regularly received reports from Directors and employees about establishing a system necessary to keep the operation of a business corporation as appropriate in accordance with the Ordinance for Enforcement of the Companies Act, Article No. 100, paragraphs1 and 3.  Each corporate auditor requested explanations and expressed opinions.  As for subsidiaries, each corporate auditor requested subsidiaries’ business reports, and researched their business operations and financial conditions.  The Board of Corporate Auditors discussed the business reports and attached documents for the business year, in the manners described above.
     Furthermore, the Board of Corporate Auditors oversaw and validated if the independent auditors kept their independence as well as conducted an appropriate audit.  The Board of Corporate Auditors received reports from the independent auditors regarding their execution of duties, and requested explanation as necessary.  In addition, the Board of Corporate Auditors received a report from the independent auditors that “the system which should ensure appropriate execution of duties” (the matter that the Ordinance on Accounting of Companies, Article No. 131 indicates) was set up in accordance with “the quality control standards regarding audit” (October 28, 2005, Business Accounting Deliberation Council), and requested explanation as necessary.  The Board of Corporate Auditors examined the financial statements (the balance sheet, the statement of income, the statement of equity and individual notes) and attached documents as well as the consolidated financial statements (the consolidated balance sheet, the consolidated statement of income, the consolidated statement of equity and notes to consolidated financial statements) in the manner described above.

2.  Result of Audit
  (1)  Results of audit of the business report, etc.
     a)  The Board of Corporate Auditors believes that the business report and attached documents indicate the situation of the Company fairly, in accordance with the laws and the Articles of Incorporation.
     b)  The Board of Corporate Auditors does not find any unlawful conduct in execution of duties by the Directors or any serious fact in violation of the laws or the Articles of
Incorporation.
     c)  The Board of Corporate Auditors believes that the contents of resolutions, made by the
Board of Directors regarding the internal control system, are appropriate.  Also, there is nothing to point out about the description in the business report regarding such internal control system or Directors’execution of duties.
  (2) Audit result of the financial statements and attached documents
The Board of Corporate Auditors believes that the audit method and result by the independent auditors,Ernst & Young ShinNihon LLC, are appropriate.
(3)  Results of audit of the parent-alone financial statements and supporting documents
        The Board of Corporate Auditors believes that the audit method and result by the independent auditors, Ernst & Young ShinNihon LLC, are appropriate.
(4)  Results of audit of the consolidated financial statements
The Board of Corporate Auditors believes that the audit method and result by the independent auditors, Ernst & Young ShinNihon LLC, are appropriate.

June 7, 2011

The Board of Corporate Auditors of Universe Co., Ltd.
Full-time Auditor (external auditor) Yoichi Kudo (seal)
 Auditor (external auditor) Minehiro Yamashita (seal)
 Auditor (external auditor) Kazuyuki Niiyama (seal)
End